Exhibit 28 (d) (1) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

6/29/20 – Name changed to Federated Hermes Adviser Series.

8/15/18 – Federated MDT Equity Trust name changed to Federated Adviser Series

FEDERATED MDT EQUITY TRUST

INVESTMENT ADVISORY CONTRACT

This Contract is made this 1st day of June, 2017, between Federated MDTA, LLC, a Delaware limited liability company having its principal place of business in Boston, Massachusetts (the "Adviser"), and Federated MDT Equity Trust, a Delaware statutory trust, having its principal place of business in Warrendale, Pennsylvania (the “Trust”).

WHEREAS the Trust is an open-end management investment company as that term is defined in the Investment Company Act of 1940, as amended (the “Act”), and is registered as such with the Securities and Exchange Commission; and

WHEREAS Adviser is engaged in the business of rendering investment advisory and management services.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       The Trust hereby appoints Adviser as investment adviser for each of the portfolios (“Funds”) of the Trust which executes an exhibit to this Contract, and Adviser accepts the appointment. Subject to the direction of the Trustees, Adviser shall provide investment research and supervision of the investments of the Funds and conduct a continuous program of investment evaluation and of appropriate sale or other disposition and reinvestment of each Fund’s assets.

2.       Adviser, in its supervision of the investments of each of the Funds will be guided by each of the Fund's investment objective and policies and the provisions and restrictions contained in the Declaration of Trust and By-Laws of the Trust and as set forth in the Registration Statement and exhibits as may be on file with the Securities and Exchange Commission.

3.       Each Fund shall pay or cause to be paid all of its own expenses and its allocable share of Trust expenses, including, without limitation, the expenses of organizing the Trust and continuing its existence; fees and expenses of Trustees and officers of the Trust; fees for investment advisory services and administrative personnel and services; expenses incurred in the distribution of its shares ("Shares"), including expenses of administrative support services; fees and expenses of preparing and printing its Registration Statements under the Securities Act of 1933 and the Act, and any amendments thereto; expenses of registering and qualifying the Trust, the Funds, and the Shares of the Funds under federal and state laws and regulations; expenses of preparing, printing, and distributing prospectuses (and any amendments thereto) to shareholders; interest expense, taxes, fees, and commissions of every kind; expenses of issue (including cost of Share certificates), purchase, repurchase, and redemption of Shares, including expenses attributable to a program of periodic issue; charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, and registrars; printing and mailing costs, auditing, accounting, and legal expenses; reports to shareholders and governmental officers and commissions; expenses of meetings of Trustees and shareholders and proxy solicitations therefor; insurance expenses; association membership dues and such nonrecurring items as may arise, including all losses and liabilities incurred in administering the Trust and the Funds. Each Fund will also pay extraordinary expenses as may arise including expenses incurred in connection with litigation, proceedings, and claims and the legal obligations of the Trust to indemnify its officers and Trustees and agents with respect thereto.

4.       Each of the Funds shall pay to Adviser, for all services rendered to each Fund by Adviser hereunder, the fees set forth in the exhibits attached hereto.

5.       The net asset value of each Fund's Shares as used herein will be calculated to the nearest 1/10th of one cent.

6.       The Adviser may from time to time and for such periods as it deems appropriate reduce its compensation (and, if appropriate, assume expenses for one or more of the Funds) to the extent that any of the Funds’ expenses exceed such lower expense limitation as the Adviser may, by notice to the Fund, voluntarily declare to be effective.

7.       This Contract shall begin for each Fund as of the date of execution of the applicable exhibit and shall continue in effect with respect to each Fund presently set forth on an exhibit (and any subsequent Funds added pursuant to an exhibit during the initial term of this Contract) for two years from the date of this Contract set forth above and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Fund, including a majority of the Trustees who are not parties to this Contract or interested persons of any such party cast in person at a meeting called for that purpose; and (b) Adviser shall not have notified a Fund in writing at least sixty (60) days prior to the anniversary date of this Contract in any year thereafter that it does not desire such continuation with respect to the Fund.

8.       Notwithstanding any provision in this Contract, it may be terminated at any time with respect to any Fund, without the payment of any penalty, by the Trustees of the Trust or by a vote of the shareholders of that Fund on sixty (60) days' written notice to Adviser.

9.       This Contract may not be assigned by Adviser and shall automatically terminate in the event of any assignment. Adviser may employ or contract with such other person, persons, corporation, or corporations at its own cost and expense as it shall determine in order to assist it in carrying out this Contract.

10.       In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties under this Contract on the part of Adviser, Adviser shall not be liable to the Trust or to any of the Funds or to any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security.

11.       This Contract may be amended at any time by agreement of the parties provided that the amendment shall be approved both by the vote of a majority of the Trustees of the Trust including a majority of the Trustees who are not parties to this Contract or interested persons of any such party to this Contract (other than as Trustees) cast in person at a meeting called for that purpose, and, where required by Section 15(a)(2) of the Act, on behalf of a Fund by a majority of the outstanding voting securities of the Fund as defined in Section 2(a)(42) of the Act.

12.       The Adviser acknowledges that all sales literature for investment companies (such as the Fund) are subject to strict regulatory oversight. The Adviser agrees to submit any proposed sales literature for the Trust (or any Fund) or for itself or its affiliates which mentions the Trust (or any Fund) to the Trust’s distributor for review and filing with the appropriate regulatory authorities prior to the public release of any such sales literature, provided, however, that nothing herein shall be construed so as to create any obligation or duty on the part of the Adviser to produce sales literature for the Trust (or any Fund). The Trust agrees to cause its distributor to promptly review all such sales literature to ensure compliance with relevant requirements, to promptly advise Adviser of any deficiencies contained in such sales literature, to promptly file complying sales literature with the relevant authorities, and to cause such sales literature to be distributed to prospective investors in the Fund.

13.       Adviser is hereby expressly put on notice of the limitation of liability as set forth in Article VIII, Section 8.1 of the Declaration of Trust and agrees that the obligations pursuant to this Contract of a particular Fund and of the Trust with respect to that particular Fund be limited solely to the assets of that particular Fund, and Adviser shall not seek satisfaction of any such obligation from the shareholders of any other Fund, the Trustees, officers, employees or agents of the Trust, or any of them.

14.       The Trust and the Funds are hereby expressly put on notice of the limitation of liability as set forth in the Articles of Incorporation of the Adviser and agree that the obligations assumed by the Adviser pursuant to this Contract shall be limited in any case to the Adviser and its assets and, except to the extent expressly permitted by the Act, the Funds shall not seek satisfaction of any such obligation from the shareholders of the Adviser, the Directors, officers, employees, or agents of the Adviser, or any of them.

15.       Adviser agrees to maintain the security and confidentiality of nonpublic personal information (“NPI”) of Fund customers and consumers, as those terms are defined in Regulation S-P, 17 CFR Part 248. Adviser agrees to use and redisclose such NPI for the limited purposes of processing and servicing transactions; for specific law enforcement and miscellaneous purposes; and to service providers or in connection with joint marketing arrangements directed by the Fund(s), in each instance in furtherance of fulfilling Adviser’s obligations under this Contract and consistent with the exceptions provided in 17 CFR Sections 248.14, 248.15 and 248.13, respectively.

16.       The parties hereto acknowledge that Federated Investors, Inc., has reserved the right to grant the non-exclusive use of the names “Federated, “Federated MDT Large Cap Value Fund” or any derivative thereof to any other investment company, investment company portfolio, investment adviser, distributor or other business enterprise, and to withdraw from the Fund the use of the names “Federated,” “Federated MDT Large Cap Value Fund” or any derivative thereof. The names “Federated” and “Federated MDT Large Cap Value Fund” will continue to be used by the Trust and each Fund so long as such use is mutually agreeable to Federated Investors, Inc. and the Trust.

17.       This Contract shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

18.       This Contract will become binding on the parties hereto upon their execution of the attached exhibits to this Contract.

6/29/20 – Name changed to Federated Hermes MDT Large Cap Value Fund.

EXHIBIT A

to the

Investment Advisory Contract

Federated MDT Large Cap Value Fund

For all services rendered by Adviser hereunder, Federated MDT Large Cap Value Fund shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee at an annual rate ranging from 0.75 of 1% on the first $500 million of average daily net assets of the Fund to 0.40 of 1% on average daily net assets in excess of $2 billion as specified below.

Average Daily Net Assets	Advisory Fee
First $500 million	0.750%
Second $500 million	0.675%
Third $500 million	0.600%
Fourth $500 million	0.525%
Over $2 billion	0.400%

The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of the investment advisory fee as set forth in the schedule above applied to the daily net assets of the Fund. The advisory fee so accrued shall be paid to Adviser daily.

Witness the due execution hereof this 1st day of June, 2017.

Federated MDT Equity Trust

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

Federated MDTA, LLC

By: /s/ John B. Fisher

Name: John B. Fisher

Title: President

Amendment #1 to EXHIBIT A

to the

Investment Advisory Contract

Federated Hermes MDT Large Cap Value Fund

This Amendment #1 to Exhibit A to the Investment Advisory Contract between Federated MDTA, LLC (the “Adviser”) and Federated Hermes Adviser Series, approved at a board meeting on August 16th, 2024, shall become effective on or about January 1, 2025.

For all services rendered by Adviser hereunder, Federated Hermes MDT Large Cap Value Fund shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee at an annual rate ranging from 0.70 of 1% on the first $500 million of average daily net assets of the Fund to 0.40 of 1% on average daily net assets in excess of $2 billion as specified below.

Average Daily Net Assets	Advisory Fee
First $500 million	0.700%
Second $500 million	0.675%
Third $500 million	0.600%
Fourth $500 million	0.525%
Over $2 billion	0.400%

The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of the investment advisory fee as set forth in the schedule above applied to the daily net assets of the Fund. The advisory fee so accrued shall be paid to Adviser daily.

Witness the due execution hereof this 1st day of September, 2024.

          Federated Hermes Adviser Series

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

Federated MDTA, LLC

By: /s/ John B. Fisher

Name: John B. Fisher

Title: President

EXHIBIT B

to the

Investment Advisory Contract

FEDERATED HERMES MDT MARKET NEUTRAL FUND

For all services rendered by Adviser hereunder, Federated Hermes MDT Market Neutral Fund shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.80% of the average daily net assets of the Fund.

The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.80 of 1% applied to the daily net assets of the Fund. The advisory fee so accrued shall be paid to Adviser daily.

Witness the due execution hereof this 26th day of January, 2021.

Federated Hermes MDT Market Neutral Fund

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

Federated MDTA LLC

By: /s/ John B. Fisher

Name: John B. Fisher

Title: President

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, dated as of June 1, 2017, that Federated MDT Equity Trust, a statutory trust duly organized under the laws of the state of Delaware (the “Trust”), does hereby nominate, constitute and appoint Federated MDTA, LLC, a limited liability company duly organized under the laws of the Delaware (the "Adviser"), to act hereunder as the true and lawful agent and attorney-in-fact of the Trust, for the specific purpose of executing and delivering all such agreements, instruments, contracts, assignments, bond powers, stock powers, transfer instructions, receipts, waivers, consents and other documents, and performing all such acts, as the Adviser may deem necessary or reasonably desirable, related to the acquisition, disposition and/or reinvestment of the funds and assets of the Trust and each portfolio thereof in accordance with Adviser's supervision of the investment, sale and reinvestment of the funds and assets of the Trust and each portfolio thereof pursuant to the authority granted to the Adviser as investment adviser of the Trust under that certain investment advisory contract dated June 1, 2017 by and between the Adviser and the Fund (such investment advisory contract, as may be amended, supplemented or otherwise modified from time to time is hereinafter referred to as the "Investment Advisory Contract").

The Adviser shall exercise or omit to exercise the powers and authorities granted herein in each case as the Adviser in its sole and absolute discretion deems desirable or appropriate under existing circumstances. The Trust hereby ratifies and confirms as good and effectual, at law or in equity, all that the Adviser, and its officers and employees, may do by virtue hereof. However, despite the above provisions, nothing herein shall be construed as imposing a duty on the Adviser to act or assume responsibility for any matters referred to above or other matters even though the Adviser may have power or authority hereunder to do so. Nothing in this Limited Power of Attorney shall be construed (i) to be an amendment or modifications of, or supplement to, the Investment Advisory Contract, (ii) to amend, modify, limit or denigrate any duties, obligations or liabilities of the Adviser under the terms of the Investment Advisory Contract or (iii) exonerate, relieve or release the Adviser any losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Adviser (x) under the terms of the Investment Advisory Contract or (y) at law, or in equity, for the performance of its duties as the investment adviser of the Fund.

The Trust hereby agrees to indemnify and save harmless the Adviser and its trustees, officers and employees (each of the foregoing an "Indemnified Party" and collectively the "Indemnified Parties") against and from any and all losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Indemnified Party, other than as a consequence of gross negligence or willful misconduct on the part of an Indemnified Party, arising out of or in connection with this Limited Power of Attorney or any other agreement, instrument or document executed in connection with the exercise of the authority granted to the Adviser herein to act on behalf of the Trust and each portfolio thereof, including without limitation the reasonable costs, expenses and disbursements in connection with defending such Indemnified Party against any claim or liability related to the exercise or performance of any of the Adviser's powers or duties under this Limited Power of Attorney or any of the other agreements, instruments or documents executed in connection with the exercise of the authority granted to the Adviser herein to act on behalf of the Trust and each portfolio thereof, or the taking of any action under or in connection with any of the foregoing. The obligations of the Trust under this paragraph shall survive the termination of this Limited Power of Attorney with respect to actions taken by the Adviser on behalf of the Trust and each portfolio thereof during the term of this Limited Power of Attorney.

Any person, partnership, corporation or other legal entity dealing with the Adviser in its capacity as attorney-in-fact hereunder for the Trust is hereby expressly put on notice that the Adviser is acting solely in the capacity as an agent of the Trust and that any such person, partnership, corporation or other legal entity must look solely to the Trust for enforcement of any claim against the Trust, as the Adviser assumes no personal liability whatsoever for obligations of the Trust entered into by the Adviser in its capacity as attorney-in-fact for the Trust.

Each person, partnership, corporation or other legal entity which deals with the Trust through the Adviser in its capacity as agent and attorney-in-fact of the Trust is hereby expressly put on notice that all persons or entities dealing with the Trust must look solely to the assets of the Trust and/or the specific portfolio on whose behalf the Adviser is acting pursuant to its powers hereunder for enforcement of any claim against the Trust, as the Trustees, officers and/or agents of the Trust, the shareholders of the Trust assume no personal liability whatsoever for obligations entered into on behalf of the Trust.

Liability for or recourse under or upon any undertaking of the Adviser pursuant to the power or authority granted to the Adviser under this Limited Power of Attorney under any rule of law, statute or constitution or by the enforcement of any assessment or penalty or by legal or equitable proceedings or otherwise shall be limited only to the assets of the Fund on whose behalf the Adviser was acting pursuant to the authority granted hereunder.

The Trust hereby agrees that no person, partnership, corporation or other legal entity dealing with the Adviser shall be bound to inquire into the Adviser's power and authority hereunder and any such person, partnership, corporation or other legal entity shall be fully protected in relying on such power or authority unless such person, partnership, corporation or other legal entity has received prior written notice from the Trust that this Limited Power of Attorney has been revoked. This Limited Power of Attorney shall be revoked and terminated automatically upon the cancellation or termination of the Investment Advisory Contract between the Trust and the Adviser. Except as provided in the immediately preceding sentence, the powers and authorities herein granted may be revoked or terminated by the Trust at any time provided that no such revocation or termination shall be effective until the Adviser has received actual notice of such revocation or termination in writing from the Trust.

This Limited Power of Attorney constitutes the entire agreement between the Trust and the Adviser, may be changed only by a writing signed by both of them, and shall bind and benefit their respective successors and assigns; provided, however, the Adviser shall have no power or authority hereunder to appoint a successor or substitute attorney in fact for the Trust.

This Limited Power of Attorney shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws. If any provision hereof, or any power or authority conferred upon the Adviser herein, would be invalid or unexercisable under applicable law, then such provision, power or authority shall be deemed modified to the extent necessary to render it valid or exercisable while most nearly preserving its original intent, and no provision hereof, or power or authority conferred upon the Adviser herein, shall be affected by the invalidity or the non-exercisability of another provision hereof, or of another power or authority conferred herein.

This Limited Power of Attorney may be executed in as many identical counterparts as may be convenient and by the different parties hereto on separate counterparts. This Limited Power of Attorney shall become binding on the Trust when the Trust shall have executed at least one counterpart and the Adviser shall have accepted its appointment by executing this Limited Power of Attorney. Immediately after the execution of a counterpart original of this Limited Power of Attorney and solely for the convenience of the parties hereto, the Trust and the Adviser will execute sufficient counterparts so that the Adviser shall have a counterpart executed by it and the Trust, and the Trust shall have a counterpart executed by the Trust and the Adviser. Each counterpart shall be deemed an original and all such taken together shall constitute but one and the same instrument, and it shall not be necessary in making proof of this Limited Power of Attorney to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the Trust has caused this Limited Power of Attorney to be executed by its duly authorized officer as of the date first written above.

Federated MDT Equity Trust

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

Accepted and agreed to this
June 1, 2017

Federated MDTA, LLC

By: /s/ John B. Fisher

Name: John B. Fisher

Title: President